Exhibit 99.1

RockTenn Announces President and Chief Operating Officer

NORCROSS, Ga.--(BUSINESS WIRE)--January 28, 2013--RockTenn (NYSE: RKT) announces that Steven Voorhees has been elected President and Chief Operating Officer, with oversight responsibility for the Company’s operating businesses, including Corrugated Packaging, Consumer Packaging and Recycling. Voorhees joined RockTenn as Executive Vice President and Chief Financial Officer in 2000 and added the responsibilities of Chief Administrative Officer in 2008.

“Steve is an outstanding leader and has been instrumental in building RockTenn over his 12 year career as CFO. He has played key roles in structuring, financing and integrating the over $6.5 billion of acquisitions we’ve completed over that time. Steve has been the leader of the many finance and administrative initiatives that have helped support our operating businesses with low cost and high performing shared corporate services,” said Jim Rubright, RockTenn’s Chairman and CEO. “Steve has a tremendous ability to generate ideas that change the way we transact business and execute them with passion and precision. In his new role, Steve will have the opportunity to continue to create value for our shareholders.”

About RockTenn

RockTenn (NYSE:RKT) is one of North America's leading integrated manufacturers of corrugated and consumer packaging. RockTenn's 26,000 employees are committed to exceeding their customers' expectations - every time. The Company operates locations in the United States, Canada, Mexico, Chile, Argentina and China. For more information, visit www.rocktenn.com.

CONTACT:
RockTenn
John Stakel, 678-291-7900
SVP-Treasurer
www.rocktenn.com